Exhibit 5.1

DLA Piper LLP (US) 2525 East Camelback Road, Suite 1000 Phoenix, Arizona 85016-4232 www.dlapiper.com Gregory R. Hall greg.hall@dlapiper.com T 480.606.5128 F 480.606.5528

September 11, 2014

Inventure Foods, Inc.

5415 East High Street, Suite #350

Phoenix, Arizona 85054

Re:                             Registration Statement on Form S-3 (File No. 333-196795)

Ladies and Gentlemen:

We have acted as outside counsel for Inventure Foods, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement (the “Registration Statement”), which has been filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”).  Pursuant to the Registration Statement, a certain stockholder of the Company (the “Selling Stockholder”) is offering and selling up to 3,594,518 shares (the “Shares”) of common stock, $0.01 par value per share (“Common Stock”).  The Shares also include 539,177 shares of Common Stock that may be sold by the Selling Stockholder upon the exercise of the underwriters’ option to purchase additional shares of Common Stock.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)                                 the certificate of incorporation and by-laws, each as amended, of the Company;

(b)                                 the Registration Statement;

(c)                                  the prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated September 11, 2014 of the Company; and

(d)                                 such other certificates, documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this opinion, subject to the limitations, assumptions, and qualifications noted below.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares are duly authorized, have been validly issued, and are fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)                                 The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)                                 Our opinions expressed above are limited to the Delaware General Corporation Law and reported judicial decisions applicable thereto and we express no opinion as to laws of any other jurisdiction.

(c)                                  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)